03045294

14-06-95

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CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 3045294

The Registrar of Companies for England and Wales hereby certifies that

ENJOYDREAM LIMITED

having by special resolution changed its name, is now incorporated under the name of

I-Co Services Limited

Given at Companies House, Cardiff, the 9th June 1995

C030452948

GRACE KAY FRANCIS

For The Registrar Of Companies

COMPANIES HOUSE